UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2026

ALGORHYTHM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41405	95-3795478
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6301 NW 5th Way, Suite 2900
Fort Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(954) 596-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RIME	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2026, Algorhythm Holdings, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Gary Atkinson, the Company’s Chief Executive Officer. The Agreement supersedes and replaces that certain employment agreement entered into with Mr. Atkinson on April 22, 2022. The Agreement is for a term of three years with automatic renewals for successive one-year terms, unless either party provides at least 90 days’ notice of its intention not to extend.

As compensation for his service as Chief Executive Officer of the Company, Mr. Atkinson will receive: (1) a base salary of $360,000 per annum (the “Base Salary”) and commensurate benefits; (2) the right to earn an annual bonus (the “Annual Bonus”) of up to fifty percent (50%) of the Base Salary, of which amount fifty percent (50%) will be subject to his continued employment with the Company and the remaining fifty percent (50%) will be subject to the satisfaction of certain performance objectives; (3) the right to participate in the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), or any successor plan; and (4) the right to receive a bonus if, and each time, a Change of Control (as defined in the Agreement) occurs during the term of his employment in a lump sum payment equal to the Base Salary and Annual Bonus for the year in which the Change of Control occurs.

Pursuant to the terms of the Agreement, on February 23, 2026, the Company granted Mr. Atkinson a stock option to purchase 740,597 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the 2022 Plan (the “Stock Option”). The Stock Option has an exercise price per share of $1.84, which was the closing price of the Company’s Common Stock on the Nasdaq Stock Market on February 23, 2026, and will vest and become exercisable in equal quarterly installments over a period of four (4) years commencing on February 23, 2026 (the “Effective Date”). In the event that the shares of Common Stock underlying the Stock Option have not been registered for sale under the Registration Statement on Form S-8, File Number 333-268106, filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 1, 2022 (the “Registration Statement”), the Company agreed that, on or prior to the first anniversary of the Effective Date, it will amend the Registration Statement and take such other action as may be necessary to register such shares of Common Stock for sale by Mr. Atkinson, under the Registration Statement or otherwise.

In addition to the payment of accrued amounts due to Mr. Atkinson, the Agreement provides for the payment of severance to Mr. Atkinson in a lump sum payment equal to two times the sum of the Base Salary and Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the termination occurs in the event of the termination of the Agreement by the Company without Cause (as defined in the Agreement), upon the Company’s election not to renew the Agreement, or by Mr. Atkinson for Good Reason (as defined in the Agreement). In addition, the Agreement provides that all outstanding equity-based awards that Mr. Atkinson receives, including the Stock Option, will immediately vest in full. The Agreement also provides for payments to Mr. Atkinson of certain amounts in the event of Mr. Atkinson’s death or disability (as defined in the Agreement).

In the event Mr. Atkinson’s employment is terminated by him for Good Reason (as defined in the Agreement) or on account of the Company’s failure to renew the Agreement or without Cause (as defined in the Agreement) within twelve months following a Change in Control, Mr. Atkinson shall be entitled to receive a lump sum payment equal to the sum of the Base Salary and Annual Bonus (assuming the maximum Annual Bonus would have been earned) for the year in which the termination occurs. In addition, the Agreement provides that all outstanding equity-based awards, including the Stock Option, will immediately vest in full prior to the consummation of the Change in Control.

Payment of severance under the Agreement is conditioned upon Mr. Atkinson’s execution of a release in favor of the Company. The Agreement also provides for certain restrictive covenants and non-compete restrictions upon the termination of Mr. Atkinson’s employment.

The foregoing is intended to be a summary of the terms of the Agreement and the Stock Option and is subject to and qualified in its entirety by the text of the Agreement and Stock Option, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above regarding the Stock Option is incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated February 23, 2026, by and between Algorhythm Holdings, Inc. and Gary Atkinson

10.2	Stock Option, dated February 23, 2026, by and between Algorhythm Holdings, Inc. and Gary Atkinson

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2026	ALGORHYTHM HOLDINGS, INC.

	By:	/s/ Alex Andre
	Name:	Alex Andre
	Title:	Chief Financial Officer and General Counsel